Exhibit 99.1

PRESS RELEASE

07/26/16

Carlisle Reports Record Earnings Per Share from Continuing Operations of $1.75, a 22% Increase Over the Prior Year, and Record EBIT Margin of 17.9% in the Second Quarter 2016

CHARLOTTE, NORTH CAROLINA, July 26, 2016 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $996.9 million for the second quarter ended June 30, 2016, a 1.2% increase from $984.6 million in the second quarter 2015.  Organic net sales (defined as net sales excluding both sales from acquisitions within the last twelve months and the impact of changes in foreign exchange rates versus the U.S. dollar) grew 0.7%.  Net sales from the acquisitions of Micro-Coax, in the Carlisle Interconnect Technologies (CIT) segment, and MS Oberflächentechnik AG (MS Powder), in the Carlisle Fluid Technologies (CFT) segment, contributed a total of 0.5% to net sales in the second quarter.  Foreign exchange rate fluctuations had a negligible impact to net sales in the second quarter.

Income from continuing operations increased 22% to $115.3 million, compared with $94.8 million in the second quarter 2015.  Income growth was driven by the non-recurrence of $7.0 million in after-tax costs ($10.7 million in pre-tax costs) related to the acquisition of Finishing Brands in the Carlisle Fluid Technologies (CFT) segment in the second quarter of 2015, continued selling price discipline by Carlisle Construction Materials (CCM), lower raw material costs, savings from the Carlisle Operating System (COS) and higher net sales volume.  On a per share basis, income from continuing operations in the second quarter 2016 rose 22% to $1.75 per diluted share, from $1.43 per diluted share in the prior year.

All financial and percentage comparisons in the Company’s second quarter 2016 reporting are made to the same quarter of the previous year, unless otherwise stated.

Comment

D. Christian “Chris” Koch, President and Chief Executive Officer, said, “Our strong results in the second quarter reflect continued solid volume growth in the U.S. commercial roofing market at CCM, accelerated growth at CIT including the acquisition of Micro-Coax, achievement of operating efficiencies through our continued emphasis on COS at all segments, and strong pricing and raw material dynamics at CCM.  EBIT (earnings before interest and income taxes) increased 21% in the quarter, as we realized significant leverage on our sales growth.  We achieved a record EBIT margin of 17.9% in the second quarter, a 290 basis point increase in margin over last year, reflecting continued focus on our margin improvement goal.

“Carlisle Construction Material’s (CCM) net sales increased 0.8% in the second quarter on healthy demand for commercial roofing in the U.S., partially offset by lower international sales.  CCM’s net sales in the U.S. grew 5.0% in the second quarter as demand in our key commercial roofing end markets remain robust.  CCM’s EBIT margin rose 340 basis points to a record of 22.8%, reflecting selling price discipline combined with lower raw materials, efficiencies from COS, and the favorable impact from reduction in some of our lower margin international sales.  We expect to see continued strength in the U.S. commercial roofing market and CCM to achieve record results and earnings leverage in 2016.

“Carlisle Interconnect Technologies’ (CIT) net sales were up 5.6% in the second quarter primarily reflecting organic net sales growth from higher volume and a 1.2% contribution from the acquisition of Micro-Coax.  Demand for CIT’s in-flight entertainment and connectivity (IFEC) applications was strong in the second quarter.  CIT’s net sales growth also reflected gains from new product initiatives and the expansion of its medical platform.  CIT leveraged its sales growth into 10% EBIT growth and CIT’s EBIT margin increased 70 basis points to 18.9%.  CIT’s margin performance was especially impressive as results included $1.9 million, or 90 basis points, in plant startup expense and acquisition related costs.

“We have been very pleased with the acquisition of Micro-Coax on June 10 and the integration to date.  This acquisition provides high performance radio frequency RF/microwave applications that expand our capabilities in a number of key markets. Our deployment of COS is already underway and identifying savings opportunities. We are very excited about working with our new team in Pottstown, PA and the opportunities at Micro-Coax.

“CIT’s initiatives to develop and build capacity for its new satellite connectivity application in Franklin, WI, and to expand capacity for its medical applications in Dongguan, China, remain on track. We are planning for net sales growth at CIT in the high-single digit percent range for the full year 2016 from the continued execution of its growth initiatives, including the anticipated SatCom product launch, which commenced shipments in the second quarter, and the acquisition of Micro-Coax.

“Carlisle Fluid Technologies’ (CFT) net sales grew 11% in the second quarter reflecting 6.6% organic net sales growth and 4.7% contribution from the acquisition of MS Powder.  CFT’s strong organic net sales growth primarily reflected higher sales growth in Asia and Europe. CFT’s EBIT margin of 10.7% in the second quarter included 680 basis points of acquisition related amortization expense and 250 basis points in restructuring costs. Restructuring costs for the remainder of 2016 are estimated at $2.0 million. The CFT team continues to make excellent progress in expanding the business through execution of its global sales strategy, new product introductions, and streamlining functions through COS and integration initiatives.  We continue to plan for mid-single digit net sales growth in 2016.

“Carlisle FoodService Products’ (CFS) achieved net sales and EBIT growth for the fourth consecutive quarter.  CFS’ net sales grew 2.4% in the quarter and its EBIT margin increased 130 basis points to 12.9%.  CFS continues to drive net sales and EBIT growth with its continued focus on operational excellence.

“Carlisle Brake & Friction’s (CBF) net sales declined 14% in the second quarter on lower net sales volume in the construction and mining equipment markets, which remain depressed.  Net sales to the agriculture market were also down slightly. CBF continues to execute on expense and headcount reductions to match current volume levels. Despite the prolonged market decline, the CBF team continues to generate positive operating cash flows and achieved a 6.5% EBIT margin in the second quarter.  CBF continues to pursue actions to improve efficiencies and reduce costs within its challenging end markets. We do not expect improvement in the mining, agriculture, or construction markets in the second half of 2016.

“We invested $95.0 million in acquisitions and $27.2 million in capital expenditures in the second quarter. In addition we returned $31.9 million in capital to shareholders through a combination of dividends and share repurchases.  We ended the second quarter with $397.9 million in cash on hand and $600 million of availability on our credit facility.  With our strong balance sheet, we will continue to follow our capital deployment strategies and pursue acquisition and organic growth opportunities as well as return capital to shareholders.”

Koch concluded by stating, “Following our strong performance in the second quarter, we remain on track with our growth and performance objectives and continue to have a positive outlook for 2016.  We continue to plan for mid-single digit sales growth for the full year 2016.  Capital expenditures will be between $90 million and $110 million in 2016.  We expect record results in 2016 at Carlisle.”

Segment Results for Second Quarter 2016

Carlisle Construction Materials (CCM):  Net sales in the second quarter 2016 grew 0.8% to $582.5 million, reflecting higher net sales volume partially offset by lower selling price.  Higher demand for commercial roofing membrane and insulation applications in the U.S. was partially offset by lower international net sales.  Segment EBIT margin rose 340 basis points to 22.8%, reflecting market discipline in selling price combined with lower raw material costs, savings from COS, favorable mix changes from a reduction in lower margin international sales, and higher net sales volume.

Carlisle Interconnect Technologies (CIT): Net sales in the second quarter 2016 grew 5.6% to $209.4 million, reflecting higher net sales volume and $2.4 million in net sales contribution from the acquisition of Micro-Coax, partially offset by lower selling price in the aerospace and medical markets.  Net sales to the aerospace market increased 5%.  Net sales to the medical market increased 8%.  Net sales to the test and measurement market increased 40%.  These increases were partially offset by lower net sales to the defense and industrial markets of 6% and 11%, respectively.  Segment EBIT margin increased 70 basis points to 18.9% in the second quarter primarily reflecting savings from COS and higher net sales volume, partially offset by lower selling prices. CIT’s EBIT results for the second quarter include $0.9 million in costs related to the acquisition of Micro-Coax, consisting of $0.6 million in transaction related expenses and $0.3 million of additional costs of goods sold related to the fair valuation of acquired inventory.  CIT’s EBIT in the second quarter also includes $1.0 million in plant startup costs for its project to expand manufacturing capacity for its medical applications in Dongguan, China.

Carlisle Fluid Technologies (CFT):  Net sales in the second quarter 2016 grew 11% to $68.2 million, primarily reflecting higher net sales volume and contribution from the MS Powder acquisition of $2.9 million.  These positive impacts were partially offset by a negative impact from currency fluctuations of 0.8%.  CFT’s net sales increase reflected higher demand in Asia and Europe.  CFT’s EBIT grew 830% in the second quarter primarily due to the non-recurrence of $9.3 million in acquisition costs in the second quarter 2015.  CFT’s EBIT in the second quarter 2016 includes $1.7 million in expense to consolidate select sales and distribution offices and certain administrative functions, including relocation to CFT’s new headquarters in Phoenix, AZ.

Carlisle Brake & Friction (CBF): Net sales in the second quarter 2016 decreased 14% to $73.3 million primarily reflecting lower net sales volume. Net sales in the construction market declined 16%.  Net sales in the mining market declined 15%. Net sales in the agriculture market declined 3%.  Segment EBIT margin declined 300 basis points to 6.5%, reflecting lower sales volume mitigated by cost reduction actions.

Carlisle FoodService Products (CFS): Net sales in the second quarter 2016 grew 2.4% to $63.5 million driven by 6% higher net sales in the foodservice market partially offset by 3% lower net sales in the healthcare market.  Segment EBIT margin increased 130 basis points to 12.9% in the second quarter reflecting the favorable impact of higher net sales volume, savings from COS, and lower raw material costs.

Cash Flow

Cash flow provided from operations of $179.9 million for the six months ended June 30, 2016 was $31.1 million higher than cash provided of $148.8 million for the prior year period due to higher net income.  In 2016, average working capital (defined as the average of the quarter-end balances, excluding current year acquisitions, of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales from continuing operations, excluding current year acquisitions, calculated on an annualized basis) remained at 18.7%, consistent with the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures) was $134.0 million in the six months ended June 30, 2016, an increase of $19.0 million versus the prior year.  The increase in free cash flow was attributable to increased cash provided from operations.

Net cash used in investing activities for the six months ended June 30, 2016 includes $8.1 million in cash used to acquire MS and $95.0 million in cash used to acquire Micro-Coax.

During the six months ended June 30, 2016, we utilized $40.9 million in cash to repurchase shares under our repurchase program.

Conference Call and Webcast

The Company will discuss second quarter 2016 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website  (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare, sanitary maintenance, transportation, auto refinishing, general industrial, protective coating, wood and specialty. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.5 billion in net sales in 2015, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions except share and per share amounts)	2016	2015	2016	2015

Net Sales	$996.9	$984.6	$1,790.9	$1,693.9

Cost and expenses:
Cost of goods sold	675.7	699.2	1,224.3	1,235.5
Selling and administrative expenses	131.5	125.6	255.6	223.7
Research and development expenses	12.0	10.9	23.3	19.7
Other (income) expense, net	(1.2)	0.9	(1.8)	0.6

Earnings before interest and income taxes	178.9	148.0	289.5	214.4

Interest expense, net	8.2	8.5	16.6	16.9
Earnings before income taxes from continuing operations	170.7	139.5	272.9	197.5

Income tax expense	55.4	44.7	89.1	63.2
Income from continuing operations	115.3	94.8	183.8	134.3

Discontinued operations
Income (loss) before income taxes	(0.1)	0.2	(0.1)	-
Income tax expense	-	0.1	-	-
Income (loss) from discontinued operations	(0.1)	0.1	(0.1)	-
Net income	$115.2	$94.9	$183.7	$134.3

Basic earnings per share attributable to common shares(1)
Income from continuing operations	$1.78	$1.45	$2.84	$2.05
Income from discontinued operations	-	-	-	-
Basic earnings per share	$1.78	$1.45	$2.84	$2.05

Diluted earnings per share attributable to common shares(1)
Income from continuing operations	$1.75	$1.43	$2.80	$2.02
Income from discontinued operations	-	-	-	-
Diluted earnings per share	$1.75	$1.43	$2.80	$2.02

Average shares outstanding - in thousands
Basic	64,246	65,010	64,131	64,943
Diluted	65,112	66,018	65,050	65,933

Dividends declared and paid	$19.5	$16.4	$39.0	$33.1
Dividends declared and paid per share	$0.30	$0.25	$0.60	$0.50

(1)	Numerator for basic and diluted EPS calculated based on "two-class" method of computing earnings per share:

Income from continuing operations	$114.4	$94.3	$182.3	$133.2
Net income	$114.3	$94.4	$182.2	$133.2

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(in millions, except percentages)	2016	2015	Amount	Percent	2016	2015	Amount	Percent

Net Sales

Carlisle Construction Materials	$582.5	$577.6	$4.9	0.8%	$986.2	$948.9	$37.3	3.9%
Carlisle Interconnect Technologies	209.4	198.3	11.1	5.6	406.1	392.7	13.4	3.4
Carlisle Fluid Technologies	68.2	61.7	6.5	10.5	129.4	61.7	67.7	109.7
Carlisle Brake & Friction	73.3	85.0	(11.7)	(13.8)	145.3	171.4	(26.1)	(15.2)
Carlisle FoodService Products	63.5	62.0	1.5	2.4	123.9	119.2	4.7	3.9
Total	$996.9	$984.6	$12.3	1.2%	$1,790.9	$1,693.9	$97.0	5.7%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$133.1	$112.1	$21.0	18.7%	$205.4	$148.8	$56.6	38.0%
Carlisle Interconnect Technologies	39.6	36.1	3.5	9.7	76.2	70.6	5.6	7.9
Carlisle Fluid Technologies	7.3	(1.0)	8.3	830.0	14.2	(1.0)	15.2	1,520.0
Carlisle Brake & Friction	4.8	8.1	(3.3)	(40.7)	8.5	16.3	(7.8)	(47.9)
Carlisle FoodService Products	8.2	7.2	1.0	13.9	15.3	12.6	2.7	21.4
Corporate	(14.1)	(14.5)	0.4	2.8	(30.1)	(32.9)	2.8	8.5
Total	$178.9	$148.0	$30.9	20.9%	$289.5	$214.4	$75.1	35.0%

EBIT Margins

Carlisle Construction Materials	22.8%	19.4%			20.8%	15.7%
Carlisle Interconnect Technologies	18.9	18.2			18.8	18.0
Carlisle Fluid Technologies	10.7	(1.6)			11.0	(1.6)
Carlisle Brake & Friction	6.5	9.5			5.8	9.5
Carlisle FoodService Products	12.9	11.6			12.3	10.6
Corporate	(1.4)	(1.5)			(1.7)	(1.9)
Total	17.9%	15.0%			16.2%	12.7%

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in millions except share and per share amounts)	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$397.9	$410.7
Receivables, net of allowance of $5.8 in 2016 and $4.7 in 2015	631.8	502.5
Inventories	386.2	356.0
Prepaid expenses and other current assets	45.9	50.3
Total current assets	1,461.8	1,319.5

Property, plant, and equipment, net of accumulated depreciation	626.4	585.8

Other assets:
Goodwill, net	1,156.0	1,134.4
Other intangible assets, net	901.6	887.8
Other long-term assets	25.9	23.4
Total other assets	2,083.5	2,045.6

TOTAL ASSETS	$4,171.7	$3,950.9

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt, including current maturities	$150.0	$149.8
Accounts payable	284.0	212.6
Accrued expenses	212.7	219.4
Deferred revenue	26.6	24.0
Total current liabilities	673.3	605.8

Long-term liabilities:
Long-term debt	596.0	595.6
Deferred revenue	163.8	159.7
Other long-term liabilities	248.5	242.4
Total long-term liabilities	1,008.3	997.7

Shareholders' equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	-	-
Common stock, $1 par value per share. Authorized 200,000,000; 78,661,248 issued; 64,400,643 outstanding in 2016 and 64,051,600 in 2015	78.7	78.7
Additional paid-in capital	318.9	293.4
Deferred compensation equity	10.4	8.0
Cost of shares in treasury - 14,033,610 shares in 2016 and 14,383,241 shares in 2015	(353.0)	(327.4)
Accumulated other comprehensive loss	(91.4)	(87.1)
Retained earnings	2,526.5	2,381.8
Total shareholders' equity	2,490.1	2,347.4

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,171.7	$3,950.9

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(in millions)	2016	2015

Operating activities
Net income	$183.7	$134.3
Reconciliation of net income to cash flows provided by operating activities:
Depreciation	36.9	36.0
Amortization	30.5	25.8
Non-cash compensation, net of tax benefit	(5.2)	(2.4)
Deferred taxes	(0.9)	1.4
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(120.2)	(141.7)
Inventories	(19.3)	(13.6)
Prepaid expenses and other assets	4.1	7.3
Accounts payable	61.3	41.4
Accrued expenses and deferred revenues	10.0	57.4
Long-term liabilities	(0.4)	2.6
Other operating activities, net	(0.6)	0.3
Net cash provided by operating activities	179.9	148.8

Investing activities
Capital expenditures	(45.9)	(33.8)
Acquisitions, net of cash acquired	(103.1)	(577.8)
Other investing activities, net	0.1	0.1
Net cash used in investing activities	(148.9)	(611.5)

Financing activities
Net change in short-term borrowings and revolving credit lines	-	(1.4)
Repayments of long-term debt	-	(1.5)
Dividends paid	(39.0)	(33.1)
Proceeds from issuance of treasury shares and stock options	35.1	31.3
Repurchases of common stock	(40.9)	(32.8)
Net cash used in financing activities	(44.8)	(37.5)

Effect of foreign currency exchange rate changes on cash and cash equivalents	1.0	(1.4)
Change in cash and cash equivalents	(12.8)	(501.6)
Cash and cash equivalents
Beginning of period	410.7	730.8
End of period	$397.9	$229.2